NOTE: This Amendment is not to change any information on the form but to include a copy of the Power of Attorney under which the original form was signed.

                                     FORM 4

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person
   WILLIAM A. SHUTZER
-----------------------------------------------------
   (Last)            (First)            (Middle)
   TIFFANY & CO.     727 FIFTH AVENYE
-----------------------------------------------------
                     (Street)
   NEW YORK                    NY                    10022
-----------------------------------------------------
   (City)               (State)         (Zip)
-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol
   TIFFANY & CO.  (TIF)
-------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

-------------------------------------------------------------------------------
4. Statement for Month/Year

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)
   AUGUST/2000
-------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]10% Owner
   [x] Director
   [ ] Officer (give title below)
   [ ] Other (specify below)

7.Individual or Joint Group Filing (check applicable line)

[X]  Form filed by one reporting person

[ ]  Form Filed by more than one reporting person

-------------------------------------------------------------------------------
TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


-------------------------------------------------------------------------------------------------------------------------------
         1.                2.            3.                     4.                          5.                6.             7.
---------------------    --------     ----------    ------------------------------      -----------       ----------     ------
                                                                                        Amount of         Owner-        Nature of
                                                                                        Securities        ship          Indirect
Title of Security         Trans-        Trans-       Securities Acquired (A)            Beneficially      Form:         Beneficial
(Instr. 3)                action        action        or Disposed of (D)                Owned at          Direct        Ownership
                          Date          Code          Instr. 3, 4 and 5)                End of            (D) or        (Instr. 4)
                         (Month/      (Instr. 8)     ----------------------------       Month             Indirect
                          Day/        ----------       Amount    (A) or   Price        (Instr.           (I)
                          Year)       Code   V                   (D)                   3 and 4)          (Instr. 4)
---------------------    --------     ----  ----     ----------- ------  ---------      -----------       ----------     ----------

COMMON STOCK $.01 PAR     08/24/00      S                200(1)   D      $43.5000                           I         BY DAUGHTER(1)
                                                                                         88,086             D
                                                                                        114,000             I         BY KJC, LTD(2)
                                                                                          4,400             I            TRUSTEE (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)




  TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g. puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
     1.        2.       3.         4.         5.             6.                7.           8.          9.         10.       11.
----------  --------  --------  --------  ----------    ------------     --------------   ------   ----------  --------- ----------
                                                                           Title and                            Ownership
                                          Number of     Date Exer-         Amount of                            Form of
                                          Derivative    cisable and        Underlying               Number of   Deriv-
                                          Securities    Expiration         Securities      Price    Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of       Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-   Benefi-     Direct
            Exercise  action    Code      of (D)        --------------   --------------    ative    cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                     Amount    Secur-   Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-   Expir-           or Num-   ity      End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-    ation            ber of   (Instr.   Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date    Title   Shares    5)       (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  ---- ---  ----  ----    -------  -----   -----   ------   ------   ----------  --------  ----------



Explanation of Responses:

(1) Reporting Person is custodian under UGTMA of account for emancipated daughter, Katherine Lauren Shutzer. Reporting Person disclaims beneficial ownership.

(2) KJC, Ltd. is a Delaware limited partnership of which the reporting person is the sole general partner. Reporting person disclaims beneficial ownership of Tiffany & Co. stock held by KJC, Ltd.

(3) By self as Trustee for daughter, Megan Ann.

NOTE: This Amendment is not to change any information on the form but to include a copy of the Power of Attorney under which the original form was signed.


               /s/ BY PATRICK B. DORSEY, ATTORNEY-IN-FACT          9/08/00
              -------------------------------------------  --------------------
               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.